Registration Statement No. 333-156118

Filed pursuant to Rule 424(b)(3)

Amendment dated November 14, 2011 to

Pricing Supplements No. 32, 33, 35, 36 and 37, dated January 30, 2009 to Prospectus Supplement and Prospectus each dated December 15, 2008 relating to the Aktiebolaget Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between September 15, 2011 and November 10, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$9,000,000	80.984%	$7,288,560	October 7, 2011
$2,000,000	87.829%	$1,756,580	November 4, 2011

Linked to the Rogers International Commodity Index®

— Agriculture Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between September 15, 2011 and November 10, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	104.558%	$1,045,580	September 16, 2011
$2,750,000	94.793%	$2,606,808	October 21, 2011
$3,000,000	95.183%	$2,855,490	November 3, 2011
$2,000,000	95.183%	$1,903,660	November 3, 2011
$1,000,000	93.647%	$936,470	November 10, 2011

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between September 15, 2011 and November 10, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	65.901%	$659,010	November 7, 2011

Linked to the MLCX Biofuels Index (Exchange Series)

— Total Return

Due February 13, 2023

The following issuances involved scheduled settlement between September 15, 2011 and November 10, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	124.291%	$621,455	September 15, 2011
$200,000	118.294%	$236,588	September 22, 2011

Linked to the MLCX Grains Index

— Total Return

Due February 14, 2023

The following issuances involved scheduled settlement between September 15, 2011 and November 10, 2011:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	62.999%	$629,990	November 1, 2011

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$23,450,000.00	87.59%	$20,540,191.00	$2,353.91(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $6,077.51 that have been paid in respect of the securities covered by pricing supplements Nos. 32, 33, 35, 36 and 37 under the registration statement on Form F-3 (No. 333-156118) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $3,723.60 remains available for future offerings for such pricing supplements described above.